Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO

Physiometrix Inc.

978-670-2422

Physiometrix, Inc. Announces Third-Quarter Financial Results

Company continues market penetration and increased sales to end-users of its’ PSA 4000 level of sedation monitors

NO. BILLERICA, Mass., November 4, 2004 — Physiometrix, Inc. (NASDAQ-SCM: PHYX) announced today financial results for the third quarter ended September 30, 2004.  For the third quarter ended September 30, 2004, revenues were $438,000 compared with revenues of $609,000 for the same period in 2003. The net loss for the third quarter of 2004 was $(1,511,000), or $(0.11) per share compared to the prior year net loss of $(1,124,000), or $(0.13) per share. For the nine months ended September 30, 2004, revenues were $1,466,000 compared with revenues of $1,048,000 for the same period in 2003. The net loss for the nine months ended September 30, 2004 was $(5,173,000), or $(0.38) per share compared to a net loss of $(3,608,000), or $(0.43) per share for the same period in 2003. The increase in the net loss for the nine months ended September 30, 2004 over the same period in 2003 was primarily due to the inclusion of a non-cash expense in the amount of $1.1 million in the first quarter of 2004 associated with a warrant derivative related to the registration of shares of Common Stock in connection with its’ PIPE transaction.

“Physiometrix’s momentum, increased market penetration and sales of our PSA 4000 level of sedation monitor continued throughout this quarter. In fact, the third quarter was the best yet for total sales to hospitals of monitors and arrays through Baxter. Underscoring that momentum, during last week’s American Society of Anesthesiologists meeting, an accelerated time line was announced by the task force on brain monitoring to publish a draft “practice parameter” as early as March 2005. In our judgment, this finally elevates intra-operative brain monitoring to a favorable, clinically significant role. Our shareholders should know that Physiometrix was asked to formally present relevant issues to the task force members.” said John A. Williams, Physiometrix’s President and Chief Executive Officer.  “The decline in our revenues to Baxter this quarter resulted from Baxter’s decision to focus on converting the approximately 165 hospitals that are currently in clinical evaluations, to purchases or leases.  As a result, Baxter’s requirements for new PSA 4000 monitors declined from the preceding quarter,” Williams continued.

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Physiometrix will hold a telephone conference call to discuss third-quarter 2004 financial results, as well as management’s comments related to the Company’s business, at 11:00 A.M. (Eastern) today, November 4, 2004. The call can be accessed at 800-465-7133  (conf. ID # 1461954). A replay of today’s conference call will be available after conclusion of today’s conference call until 11:59 P.M. (Eastern) on November 12, 2004.  Replay callers in the U.S. must dial 800-642-1687 (conf. ID # 1461954).

Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software — for use in anesthesia-monitoring during surgical procedures.  For more information, please visit the Company’s Web site at www.physiometrix.com.

Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, revenue estimates, dependence on existing and future products, dependence upon third-party distribution and sales arrangements, the existence of alternative technologies and the potential emergence of new methods for consciousness monitoring, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  These and other relevant risks are described in the Company’s Form 10-K dated March 30, 2004 filed with the SEC.  The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

- Financial Tables to Follow -

Physiometrix, Inc.

Condensed Statements of

Operations

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Revenues	$437,791	$609,095	$1,466,108	$1,048,363

Costs and expenses:
Cost of goods sold	510,085	657,332	1,549,176	1,328,578
Research and development	542,933	391,822	1,329,305	1,189,246
Selling, general, and administrative	908,430	685,731	2,761,836	2,156,304
	1,961,448	1,734,885	5,640,317	4,674,128
Operating loss	(1,523,657)	(1,125,790)	(4,174,209)	(3,625,765)

Other income (expense):
Change in fair value of warrant derivative	—	—	(1,046,080)	—
Interest income, net	12,829	1,537	46,927	17,614

Net loss	$(1,510,828)	$(1,124,253)	$(5,173,362)	$(3,608,151)

Net loss per share	$(0.11)	$(0.13)	$(0.38)	$(0.43)

Shares used in computing net loss per share	13,654,266	8,422,994	13,569,233	8,422,994

Physiometrix, Inc.

Condensed Balance Sheet

(Unaudited)

	September 30 2004	December 31 2003
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$3,770,488	$7,626,049
Other current assets	466,842	966,484
Total current assets	4,237,330	8,592,533

Property, plant and equipment, net	127,570	179,668

Total assets	$4,364,900	$8,772,201

LIABILITIES AND STOCKHOLDERS’
Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$774,769	$971,281
Warrant derivative contract	—	11,342,730
Total current liabilities	774,769	12,314,011

Total stockholders’ equity (deficit)	3,590,131	(3,541,810)

Total liabilities and stockholders’ equity (deficit)	$4,364,900	$8,772,201